EXHIBIT 99.1


On April 14, 2003, the Registrant issued the following press release:

           "PYR ENERGY REPORTS FINANCIAL RESULTS FOR ITS SECOND FISCAL
                 QUARTER AND SIX MONTHS ENDED FEBRUARY 28, 2003

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $1,087,836, or $.05 per share, for its second fiscal quarter ended February 28, 2003, as compared with a net loss of $280,102, or $.01 per share, for the comparable quarter of the prior year. For the six months ended February 28, 2003, the Company reported a net loss of $1,924,209, or $.08 per share, compared with a net loss of $637,538, or $.03 per share, for the comparable prior year six month period. The increase in net loss for both the quarter and the six months is primarily from an increase in impairment charge and from an increase in interest expense over the prior year periods.

     The Company recorded an impairment of $698,599 for the quarter ended February 28, 2003 for oil and gas capital costs, primarily related to an accrual for plugging liabilities for wells at the East Lost Hills project. For the six months ended February 28, 2003, the Company recorded an impairment of $1,178,267 for capitalized oil and gas costs related primarily to the East Lost Hills project. The Company did not record an impairment expense during the quarter ended February 28, 2002, but reflected an impairment of $113,544 in the six months ended February 28, 2002. During the three and six months ended February 28, 2003, the Company incurred $76,489 and $152,055 in interest expense, respectively, relating to outstanding convertible notes that were issued on May 24, 2002. No interest expense was recorded during the three or six-months ended February 28, 2002.

     During the quarter ended February 28, 2003, the Company recorded $35,733 from the sale of 8,163 mcf of natural gas for an average price of $4.38 per mcf, and $10,761 from the sale of 381 bbls of hydrocarbon liquids for an average price of $28.24 per barrel. For the prior year corresponding quarter ended February 28, 2002, the Company recorded $19,892 from the sale of 9,336 mcf of natural gas for an average price of $2.13 per mcf and $5,951 from the sale of 389 bbls of hydrocarbon liquids for an average price of $15.29 per barrel. Lease operating expenses were $25,308 and $6,794 for the quarters ended February 28, 2003 and 2002, respectively. Oil and gas operations are from PYR's 12.12% working interest in its only producing well, the East Lost Hills ELH #1 well.

     At February 28, 2003, the Company had cash of $5,239,614, working capital of $3,963,980, total assets of $12,465,534, current liabilities of $1,370,339, long-term debt of $6,151,751 in the form of convertible notes, stockholders' equity of $4,943,444, and there were 23,701,357 common shares outstanding.

     Operationally, the Company continues to work toward establishing a drilling fund in order to finance the drilling of a number of projects located in the Rocky Mountains and in California. The Company has not sought or received any binding commitments for this drilling fund.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at WWW.PYRENERGY.COM.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, the Company's ability to finance its drilling projects, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."